Exhibit 14.1

November 2006

ANDOVER MEDICAL, INC.

CODE OF ETHICS

This Andover Medical, Inc. Code of Ethics (this “Code”) applies to all officers, directors and employees of Andover Medical, Inc. (the “Company”).  The Company expects all of its officers, directors and employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the policies and procedures adopted by the Company.

Accordingly, you agree to:

(a)                                  Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)                             Avoid conflicts of interest and to disclose to the Chairman of the Nominating and Corporate Governance Committee of the Company (the “Nominating and Corporate Governance Committee”) any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c)                              Take all reasonable measures to protect the confidentiality of non-public information about the Company and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d)                             Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and other regulators and in other public communications made by the Company;

(e)                              Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company is a member; and

(f)                                Promptly report any possible violation of this Code to the Chairman of the Nominating and Corporate Governance Committee.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Code. Your failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment.  Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for you and/or the Company.

You are encouraged to contact the Chairman of the Nominating and Corporate Governance Committee when in doubt about, or if you have any questions regarding, the best course of action in a particular situation.  You are also encouraged to report violations of laws, rules regulations or this Code to the Chairman of the Nominating and Corporate Governance Committee, including, but not limited to, any concerns you have regarding the Company concerning fraud, accounting, internal accounting controls or auditing matters. You may choose to remain anonymous in reporting any possible violation of this Code.  The Company will not allow retaliation against anyone for reports made in good faith.

You should communicate any suspected violations of this Code promptly to the Chairman of the Nominating and Corporate Governance Committee. Violations will be investigated by the Board of Directors of the Company (the “Board of Directors”)or by persons designated by the Board of Directors, and appropriate disciplinary action will be taken in the event of any violations of this Code, including termination of employment or, in the case of any director, refusal by the Nominating and Corporate Governance Committee (or the entire Board of Directors or another committee performing a similar function) to nominate such director for re-election if such director has not been previously terminated for cause.

Any waiver of this Code for any director or executive officer may be made only by the Board of Directors and must be disclosed either on a Current Report on Form 8-K within the period required by that Form 8-K or in any other manner permitted by the SEC.

YOUR PERSONAL COMMITMENT TO THE ANDOVER MEDICAL, INC. CODE OF ETHICS

I acknowledge that I have received and read the Andover Medical, Inc. Code of Ethics, dated December 2006, and understand my obligations as an officer, director and/or employee to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here:	Date:

Please print your name:

This signed and completed form must be returned to your manager or designated human resources professional.